                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-50269


           Prospectus Supplement to Prospectus dated April 29, 1998.

                                  $300,000,000

                                 THE KROGER CO.

                              6.80% NOTES DUE 2018

                            ------------------------

     Kroger will pay interest on the Notes on June 15 and December 15 of each year. The first interest payment will be made on June 15, 1999. The Notes will be issued only in denominations of $1,000 and integral multiples of $1,000. Kroger has the right to redeem all or any portion of the Notes at any time at the redemption price described in this prospectus supplement, plus accrued interest.

                             ----------------------

     See "Risk Factors" beginning on page S-4 of the prospectus supplement to read about certain factors you should consider before buying Notes.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                                                              PER NOTE       TOTAL
                                                              --------       -----
Initial public offering price...............................   99.696%    $299,088,000
Underwriting discount.......................................    0.875%    $  2,625,000
Proceeds, before expenses, to Kroger........................   98.821%    $296,463,000

     The initial public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from December 11, 1998, and must be paid by the purchaser if the Notes are delivered after December 11, 1998.

                             ----------------------

     The underwriters expect to deliver the Notes in book-entry form only through the facilities of the Depository Trust Company against payment in New York, New York on December 11, 1998.

GOLDMAN, SACHS & CO.
                           CHASE SECURITIES INC.
                                                            SALOMON SMITH BARNEY

                             ----------------------

                 Prospectus Supplement dated December 9, 1998.

                                  THE COMPANY

     Kroger was founded in 1883 and was incorporated in 1902. We maintain our corporate offices in Cincinnati, Ohio, and are the nation's largest supermarket operator measured by sales in 1997.

     At the end of 1997, we operated 1,392 supermarkets in 24 states and 697 convenience stores in 15 states. We also franchised third parties to operate 119 convenience stores in 4 states. Kroger also operates manufacturing facilities that permit us to offer quality, low-cost private label products.

                              RECENT DEVELOPMENTS

MERGER WITH FRED MEYER

     On October 19, 1998, we announced our intention to merge with Fred Meyer, Inc., an operator of more than 800 supermarkets and multidepartment stores. We contemplate that Fred Meyer will become a wholly-owned subsidiary of Kroger once the merger is completed. Each share of outstanding Fred Meyer common stock will be converted into one share of Kroger common stock. Although the merger is subject to regulatory and shareholder approvals, we expect to complete the merger in early 1999. The merger will result in new circumstances for Kroger that should be considered by purchasers of the Notes. See "Risk Factors." The merger agreement is filed as an exhibit to Kroger's Current Report on Form 8-K dated October 20, 1998 which is incorporated herein by reference.

FRED MEYER

     The following information relating to Fred Meyer has been taken from or based upon publicly available documents on file with the Securities and Exchange Commission, including Fred Meyer's Annual Report on Form 10-K for the year ended January 31, 1998 and other publicly available information. Fred Meyer's financial statements that are incorporated herein by reference as well as its other publicly filed documents are available from the SEC. See "Available Information" in the Prospectus.

     Fred Meyer, Inc. is one of the largest domestic food retailers, operating more than 800 supermarkets and multidepartment stores. Fred Meyer was incorporated in Delaware in 1997 and commenced operations on September 9, 1997 as the successor to Fred Meyer Stores, Inc. (formerly known as Fred Meyer, Inc.) and Smith's Food & Drug Centers, Inc. ("Smith's") which it acquired in a merger in September 1997. In March 1998, Fred Meyer acquired Quality Food Centers, Inc. ("QFC") and Food 4 Less Holdings, Inc. ("Ralphs/Food 4 Less") in two separate mergers. Fred Meyer is a geographically diversified food retailer that operates multiple formats that appeal to customers across a wide range of income brackets. In the Pacific Northwest, Southwest and Intermountain states, Fred Meyer operates multidepartment stores principally under the Fred Meyer banner and food and drug combination stores principally under the Smith's Food & Drug Centers banner; in Southern California, Fred Meyer operates conventional supermarkets under the Ralphs and Hughes Family Markets banners and price-impact warehouse supermarkets under the Food 4 Less banner; and in the Seattle/Puget Sound region, Fred Meyer also operates premium supermarkets principally under the QFC banner.

     At August 15, 1998, Fred Meyer operated 119 multidepartment stores in the Pacific Northwest and Intermountain regions. The average Fred Meyer multidepartment store is 142,100 square feet with a flexible store format offering a full-service food department and a variety of nonfood departments. These stores are organized into departments and sections within departments that specialize in the sale of particular products such as food, apparel, home electronics, products for the home, general merchandise and fine jewelry. Fred Meyer's stores are generally positioned as the lowest priced full-service food retailer in each of Fred Meyer's major markets.

     At August 15, 1998, Fred Meyer operated a total of 157 stores through Smith's, primarily in the Intermountain and Southwest states, averaging 66,800 square feet per store. Substantially all of the Smith's stores offer shopping convenience through a food and drug combination format which features a full-line supermarket with drug and pharmacy departments.

     At August 15, 1998, Fred Meyer operated, through QFC, 84 QFC stores, primarily in the Seattle/ Puget Sound region. The QFC stores range in size from 14,600 to 67,200 square feet, averaging 33,630 square feet per store, and offer a wide variety of high-quality meat, seafood, produce, deli and bakery items.

     At August 15, 1998, Fred Meyer operated in Southern California, through Ralphs/Food 4 Less, 313 conventional supermarkets, averaging 36,800 square feet per store, principally under the Ralphs banner and 82 price-impact supermarkets in a warehouse format, averaging 53,300 square feet per store, under the Food 4 Less banner. Ralphs stocks between 35,000 and 45,000 merchandise items in its stores, including approximately 2,800 private-label products. Ralphs stores offer name-brand grocery products, quality and freshness in their produce, meat, seafood, delicatessen and bakery products and a broad selection in all departments. Most Ralphs stores offer service delicatessen departments, on-premises bakery facilities and seafood departments. Food 4 Less is a warehouse-style, price-impact store which is positioned to offer the lowest overall prices in its marketing areas by passing on to the consumer savings achieved through labor efficiencies and lower overhead associated with the warehouse format, while providing the product selection and variety associated with a conventional format. Fred Meyer is in the process of selling certain of its Ralphs stores, pursuant to a settlement agreement with the state of California entered into at the time of Fred Meyer's acquisitions of Ralphs/ Food 4 Less and QFC.

     Fred Meyer owns and operates several food processing facilities to better support its stores and realize additional profit opportunities. These facilities include dairies, a bakery, a cultured dairy products plant and an ice cream processing plant.

                                USE OF PROCEEDS

     The net proceeds from this offering are estimated to be approximately $296.3 million. We intend to use those proceeds to repay amounts outstanding under our Five-Year Credit Agreement and our 364-Day Credit Agreement. Both agreements (collectively, the "Credit Agreement") are dated May 28, 1997, among Kroger and the banks that are parties thereto. We expect to borrow under the Credit Agreement and to use the proceeds to repurchase or redeem our outstanding indebtedness. We also expect to use proceeds of borrowings for other general corporate purposes.

     The interest rate for borrowings under the Credit Agreement is detailed in the Credit Agreement. We filed the Credit Agreement as an exhibit to our Current Report on Form 8-K dated June 2, 1997.

                                  RISK FACTORS

     YOU SHOULD CONSIDER THE FOLLOWING MATTERS IN DECIDING WHETHER TO PURCHASE THE NOTES.

AFTER THE MERGER WE WILL HAVE SIGNIFICANT INDEBTEDNESS

     As of November 4, 1998, the total outstanding indebtedness of Kroger and Fred Meyer was approximately $8.7 billion, including approximately $3.6 billion under several bank credit facilities. We expect that following the merger the combined company will have credit facilities totaling $5.5 billion. We will reserve approximately $1 billion of that amount to support outstanding commercial paper and competitive bid borrowings. That will leave approximately $0.9 billion available for additional borrowings. Completion of the Fred Meyer merger would violate the existing terms of Fred Meyer's bank credit facilities and, in certain circumstances, the existing terms of Kroger's Credit Agreement. We cannot assure you that the lenders will approve the amendments required under the terms of these bank credit facilities to permit the completion of the merger or, absent these amendments, that the bank credit facilities could be refinanced. Completion of the merger is not conditioned on these amendments being approved. To increase the likelihood of the amendments being approved, Kroger has obtained the commitment of Chase Securities Inc. and The Chase Manhattan Bank to acquire by assignment, if necessary, up to 51% of the outstanding commitments under each of the existing bank credit facilities. By doing so, these Chase entities could approve the required amendments on their own. However, this commitment cannot assure you that the amendments will be approved. The amendments may not be approved if the Chase entities are unable to acquire 51% of the commitments under each of the existing bank credit facilities or certain conditions to their obligations are not satisfied. In connection with obtaining these amendments, the cost of borrowing under Kroger's existing bank credit facilities will increase. If the merger is completed without these amendments being approved and replacement financing is not arranged, all indebtedness under these bank credit facilities would be in default and would have to be repaid. In addition, completion of the merger would violate the terms of Fred Meyer's existing $500 million five-year operating lease facility unless the operating lease facility is amended or repaid from the bank credit facilities, as currently contemplated. Other indebtedness of the combined company may also have to be repaid because of a default under the bank credit facilities and a possible default under the operating lease. These defaults would have a material adverse effect on the combined company's business, financial condition and results of operations. In addition, acceleration of amounts due under the credit facilities prior to maturity will cause an event of default under the Notes. Although amendments have not yet been executed, we have reached an agreement in principle to obtain the amendments.

     Upon consummation of the merger, we will have greater indebtedness and a lower earnings to fixed charges ratio than we currently have. The increased indebtedness and lower earnings to fixed charges ratio may have the effect, among other things, of reducing the flexibility of Kroger to respond to changing business and economic conditions and increasing borrowing costs.

     The degree to which the combined company will be leveraged could adversely affect the combined company's ability to obtain additional financing for working capital, acquisitions or other purposes and could make it more vulnerable to economic downturns and competitive pressures. Future capital requirements and the sufficiency of available funds will depend on numerous factors that are difficult to predict, including results of operations, the timing and cost of acquisitions and efforts to expand existing operations. Based upon the current level of operations and anticipated cost savings, we believe (subject to the receipt of the amendments to the existing credit facilities discussed above) that cash flow from operations, together with borrowings under existing credit facilities and other sources of liquidity, will be adequate to meet the combined company's anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments over the next several years. We cannot assure you, however, that the combined company's business will generate cash flow at or above current levels or that anticipated cost savings can be fully achieved. If the combined company is unable to generate sufficient cash flow from operations in the future to service its debt and make necessary capital expenditures, the combined company will be required to refinance all or a portion of its existing debt, obtain additional financing, forego strategic decisions or delay, scale back or eliminate certain aspects of its operations. Any of these actions could have a material adverse effect on the combined company's business, financial condition or results of operations.

THE SUPERMARKET INDUSTRY IS VERY COMPETITIVE

     The retail merchandising business in general, and the supermarket industry in particular, is highly competitive and generally characterized by narrow profit margins. The combined company's competitors include national and regional supermarket chains, discount stores, independent and specialty grocers, drug and convenience stores, large category-dominant stores and the newer "alternative format" food stores, including warehouse club stores, deep discount drug stores, "supercenters" and conventional department stores. Competitors include, among others, Albertson's, Costco, Food Lion, Lucky, Meijer, Safeway, Sam's, Target, Walgreen's, Wal-Mart and Winn-Dixie. Retail businesses generally compete on the basis of location, quality of products and service, price, product variety and store condition. The combined company's ability to compete depends in part on its ability to maintain and remodel existing stores, develop new stores in advantageous locations and offer competitive prices and service.

INTEGRATION UNCERTAINTIES

     The merger with Fred Meyer involves the integration of two companies that have previously operated independently. The integration of businesses involves a number of special risks, including the diversion of management's attention to the integration of operations, difficulties in the integration of operations and systems, the assimilation and retention of employees, challenges in retaining customers and potential adverse short-term effects on operating results. In addition, the significant increase in size of Fred Meyer's operations resulting from its recent acquisitions of Smith's Food & Drug Centers, Inc., Quality Food Centers, Inc. and Food 4 Less Holdings, Inc. (including Ralphs Grocery Company) has already imposed substantial integration demands on Fred Meyer's management. We cannot assure you that the combined company will be able to maintain the levels of operating efficiency which Kroger and Fred Meyer had achieved or might achieve separately. In addition, we may not be able to achieve the synergies that we hope to achieve after the merger. If we do not successfully integrate the operations of the combined company (including the entities which Fred Meyer is continuing to integrate), or if we experience a loss of key management personnel, customers or sales, there may be a material adverse effect on the combined company's business, financial condition or results of operations.

MERGER RELATED COSTS

     The merger with Fred Meyer will result in a charge to operations of approximately $75 million for transaction fees and costs incidental to the merger. The costs of integration of the two companies will result in additional non-recurring charges to the results of operations of the combined company; however, the actual amount of these charges cannot be determined until the transition plan relating to the integration of operations is completed. It is expected that these charges will have a material effect on the combined company's results of operations for the quarter in which the merger is completed and additional significant charges resulting from the merger may also be recognized in subsequent quarters.

RISKS GENERALLY ASSOCIATED WITH ACQUISITIONS

     An element of Kroger's growth strategy is the pursuit of strategic acquisitions that either expand or complement its business, and Kroger routinely reviews potential acquisition opportunities. Acquisitions involve a number of special risks, including the risks pertaining to integration of the business acquired that are noted above under " -- Integration Uncertainties." In addition, Kroger may incur debt to finance future acquisitions and may issue securities in connection with future acquisitions which may have a dilutive effect on its shares. If we are unable to successfully complete and integrate strategic acquisitions in a timely manner, there could be a material adverse effect on the business, financial condition, results of operations and growth strategy of the combined company.

THE MERGER MAY NOT BE CONSUMMATED

     The Merger Agreement is subject to conditions, some of which are beyond our control. If the conditions are not satisfied or waived, the merger may not occur.

COMPUTER TECHNOLOGIES; YEAR 2000

     We have assessed and continue to assess the potential impact of the situation commonly referred to as the "Year 2000 Issue." The Year 2000 Issue, which affects most corporations, concerns the inability of information systems, primarily computer software programs, to properly recognize and process date sensitive information relating to the year 2000 and beyond. For further information regarding our Year 2000 compliance efforts see our Form 10-Q for the quarter ended October 3, 1998 which is incorporated herein by reference.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the Notes (referred to in the accompanying Prospectus as the "Offered Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made. The Notes will be issued under a Senior Indenture dated as of May 1, 1998 (as amended and supplemented from time to time, the "Senior Indenture"), between The Kroger Co. ("the Company") and Star Bank, National Association, as Trustee (the "Senior Trustee"). Certain defined terms in the Indenture are capitalized herein. Whenever a defined term is referred to and not herein defined, the definition is contained in the Indenture.

GENERAL

     The Notes offered will be limited to $300,000,000 aggregate principal amount and will mature on December 15, 2018. The Notes will bear interest from December 11 at the rate per annum shown on the front cover of this Prospectus Supplement payable semiannually on June 15 and December 15 of each year and at maturity (each such date is herein called an "Interest Payment Date"), commencing June 15, 1999, to the person in whose name the Note (or one or more predecessor Notes) is registered at the close of business on the record date. The record date for interest payment is the June 1 or December 1, as the case may be, next preceding such Interest Payment Date.

     The Notes rank pari passu in right of payment with any existing and future unsecured senior indebtedness of the Company. They rank senior to all existing and future subordinated indebtedness of the Company.

     The Notes are unsecured and not entitled to any sinking fund.

     The Notes will be issued only in registered, book-entry form, in denominations of $1,000 and any integral multiple thereof.

     In the case where any Interest Payment Date or the maturity date of the Notes does not fall on a Business Day, payment of interest or principal otherwise payable on such day need not be made on such day. Payment may be made on the next succeeding Business Day with the same force and effect as if made on such interest Payment Date or the maturity date of the Notes, as the case may be, and no interest shall accrue for the period from and after such Interest Payment Date or maturity date. The term "Business Day" shall mean any day other than a Saturday or Sunday or a day on which banking institutions in New York City or Cincinnati, Ohio are authorized or obligated by law or executive order to close.

OPTIONAL REDEMPTION

     The Notes will be redeemable, in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes or (ii) as determined by a Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus 12.5 basis points plus, in each case, accrued interest thereon to the date of redemption.

     "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

     "Quotation Agent" means the Reference Treasury Dealer appointed by the Company.

     "Reference Treasury Dealer" means (i) Goldman, Sachs & Co. and its successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by the Company.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

COVENANTS

     The Senior Indenture provides that the following covenants will be applicable to the Company:

     Limitations on Liens. The Company covenants that, so long as any Notes remain outstanding, it will not, and will not permit any Restricted Subsidiary (as defined below) to issue, assume or guarantee any Indebtedness which is secured by a mortgage, pledge, security interest, lien or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any of the foregoing) (each a "lien") upon any Operating Property or Operating Asset, whether now owned or hereafter acquired, of the Company or any Restricted Subsidiary without effectively providing that the Notes (together with, if the Company shall so determine, any other Indebtedness of the Company ranking equally with the Notes) shall be equally and ratably secured by a lien on such assets ranking ratably with or equal to (or at the Company's option prior to) such secured Indebtedness, except that the foregoing restriction shall not apply to (a) liens on any property or assets of any corporation existing at the same time such corporation becomes a Restricted Subsidiary provided that such lien does not extend to any other property of the Company or any of its Restricted Subsidiaries; (b) liens on any property or assets (including stock) existing at the time of acquisition thereof, or to secure the payment of the purchase price of such property or assets, or to secure indebtedness incurred, assumed or guaranteed by the Company or a Restricted Subsidiary for the purpose of financing the purchase price of such property or of improvements or construction thereon or attaching to property substituted by the Company to obtain the release of a lien on other property of the Company on which a lien then exists, which indebtedness is incurred, assumed or guaranteed prior to, at the time of, or within 18 months after such acquisition (or in the case of real property, completion of such improvement or construction or commencement of full operations at such property, whichever is later (which in the case of a retail store is the opening of the store for business to the public)) provided that such lien does not extend to any other property of the Company or any of its Restricted Subsidiaries; (c) liens securing indebtedness owing by any Restricted Subsidiary to the

Company or another Restricted Subsidiary; (d) liens on any property or assets of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the assets of a corporation or firm as an entirety or substantially as an entirety by the Company or a Restricted Subsidiary provided that such lien does not extend to any other property of the Company or any of its Restricted Subsidiaries; (e) liens on any property or assets of the Company or a Restricted Subsidiary in favor of the United States of America or any State thereof, or in favor of any other country or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction) of the property or assets subject to such liens (including but not limited to, liens incurred in connection with pollution control, industrial revenue or similar financing); (f) liens existing on properties or assets of the Company or any Restricted Subsidiary existing on the date hereof; provided that such liens shall secure only those obligations which they secure on the date hereof or any extension, renewal or replacement thereof;
(g) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any lien referred to in the foregoing clauses (a) to (f), inclusive; (h) certain statutory liens or other similar liens arising in the ordinary course of business of the Company or a Restricted Subsidiary, or certain liens arising out of governmental contracts; (i) certain pledges, deposits or liens made or arising under worker's compensation or similar legislation or in certain other circumstances; (j) certain liens in connection with legal proceedings, including certain liens arising out of judgments or awards; (k) liens for certain taxes or assessments, landlord's liens, mechanic's liens and liens and charges incidental to the conduct of the business, or the ownership of the property or assets of the Company or of a Restricted Subsidiary, which were not incurred in connection with the borrowing of money and which do not in the opinion of the Company, materially impair the use of such property or assets in the operation of the business of the Company or such Restricted Subsidiary or the value of such property or assets for the purposes thereof; or (I) liens not permitted by the foregoing clauses (a) to
(k), inclusive, if at the time of and after giving effect to, the creation or assumption of such liens, the aggregate amount of all Indebtedness of the Company and its Restricted Subsidiaries secured by all liens not so permitted by the foregoing clauses (a) through (k), inclusive, together with the Attributable Debt (as defined below) in respect of Sale and Lease-Back Transactions permitted by clause (a) under "Limitation on Sale and Lease-Back Transactions" below, does not exceed 10% of Consolidated Net Tangible Assets (as defined below).

     Limitation on Sale and Lease-Back Transactions. So long as any Notes under the Senior Indenture are outstanding, the Company will not, and will not permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by the Company or a Restricted Subsidiary of any Operating Property or Operating Asset (other than any such arrangement involving a lease for a term, including renewal rights, for not more than three years and leases between the Company and a Subsidiary or between Subsidiaries), whereby such Operating Property or Operating Asset has been or is to be sold or transferred by the Company or a Restricted Subsidiary to such person (a "Sale and Lease-Back Transaction") unless (a) the Company or such Restricted Subsidiary would, at the time of entering into a Sale and Lease-Back Transaction, be entitled to incur Indebtedness secured by a lien on the Operating Property or Operating Asset to be leased in an amount at least equal to the Attributable Debt in respect of such transaction without equally and ratably securing the Notes pursuant to the provisions described under "Limitations on Liens" above, or (b) the proceeds of the sale of the Operating Property or Operating Assets to be leased are at least equal to their fair market value and an amount in cash equal to the net proceeds is applied, within 180 days of the effective date of such transactions to the purchase or acquisition (or, in the case of Operating Property, the construction) of Operating Property or Operating Assets or to the retirement, repurchase, redemption or repayment (other than at maturity or pursuant to a mandatory sinking fund or redemption provision and other than Indebtedness owned by the Company or any Restricted Subsidiary) of Notes or of Funded Indebtedness (as defined below) of the Company ranking on a parity with or senior to the Notes, or in the case of a Sale and Lease-Back Transaction by a Restricted Subsidiary, of Funded Indebtedness of such Restricted Subsidiary, provided that in connection with any such retirement, any related loan commitment or the like shall be reduced in an amount equal to the principal amount so retired. The foregoing restriction shall not apply to, in the case of any Operating Property or Operating Assets acquired or constructed subsequent to the date eighteen months prior to the date of the Indenture, any Sale and Lease-Back Transaction with respect to such Operating Asset or Operating Property (including presently owned real property upon which such Operating Property is to be constructed) if a binding commitment is entered into with respect to such Sale and Lease-Back Transaction within 18 months after the later of the acquisition of the Operating Property or Operating Asset or the completion of improvements or construction thereon or commencement of full operations at such Operating Property (which in the case of a retail store is the opening of the store for business to the public).

DEFINITIONS

     "Attributable Debt" means in connection with a Sale and Lease-Back Transaction the total net amount of rent required to be paid during the remaining primary term of such lease, discounted at a rate per annum equal to the interest rate on the Notes, calculated in accordance with generally accepted accounting principles. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance, repairs, insurance, taxes, assessments, utility, operating and labor costs and similar charges.

     "Capital Lease" means any lease of property which, in accordance with generally accepted accounting principles, should be capitalized on the lessee's balance sheet or for which the amount of the asset and liability thereunder as if so capitalized should be disclosed in a note to such balance sheet; and "Capitalized Lease Obligation" means the amount of the liability which should be so capitalized or disclosed.

     "Consolidated Net Tangible Assets" means, for the Company and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles, the aggregate amounts of assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under generally accepted accounting principles) which under generally accepted accounting principles would be included on a balance sheet after deducting therefrom (a) all liability items except deferred income taxes, commercial paper, short-term bank Indebtedness, Funded Indebtedness, other long-term liabilities and shareholders' equity and
(b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles.

     "Funded Indebtedness" means any Indebtedness maturing by its terms more than one year from the date as of which the determination is made, including (i) any Indebtedness having a maturity of 12 months or less but by its terms being renewable or extendible at the option of the borrower beyond 12 months from such date of determination and (ii) rental obligations payable more than 12 months from such date under Capital Leases (such rental obligations to be included as Funded Indebtedness at the amount so capitalized at the date of such computation and to be included for the purposes of the definition of Consolidated Net Tangible Assets both as an asset and as Funded Indebtedness at the amount so capitalized).

     "Operating Assets" means all merchandise inventories, furniture, fixtures and equipment (including all transportation and warehousing equipment but excluding office equipment and data processing equipment) owned or leased pursuant to Capital Leases by the Company or a Restricted Subsidiary.

     "Operating Property" means all real property and improvements thereon owned or leased pursuant to Capital Leases by the Company or a Restricted Subsidiary and constituting, without limitation, any store, warehouse, service center or distribution center wherever located, provided that such term shall not include any store, warehouse, service center or distribution center which the Company's Board of

Directors declares by written resolution not to be of material importance to the business of the Company and its Restricted Subsidiaries.

     "Restricted Subsidiaries" means all Subsidiaries other than Non-Restricted Subsidiaries. "Non-Restricted Subsidiary" means any Subsidiary that the Company's Board of Directors has in good faith declared pursuant to a written resolution not to be of material importance, either singly or together with all other Non-Restricted Subsidiaries, to the business of the Company and its consolidated Subsidiaries taken as a whole.

     "Subsidiary" means (i) any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company and/or one or more Subsidiaries or (ii) any partnership of which more than 50% of the partnership interest is owned by the Company or any Subsidiary.

     The covenants applicable to the Notes would not necessarily afford holders protection in the event of a highly leveraged or other transaction involving the Company or in the event of a material adverse change in the Company's financial condition or results of operation, and the Notes do not contain any other provisions that are designed to afford protection in the event of a highly leveraged transaction involving the Company.

MERGER AND CONSOLIDATION

     The Senior Indenture provides that the Company will not merge or consolidate with any corporation, partnership or other entity and will not sell, lease or convey all or substantially all its assets to any entity, unless the Company shall be the surviving entity, or the surviving entity or the successor entity that acquires all or substantially all the assets of the Company shall be a corporation or partnership organized under the laws of the United States or a State thereof or the District of Columbia and shall expressly assume all obligations of the Company under the Senior Indenture and the Notes issued thereunder, and immediately after such merger, consolidation, sale, lease or conveyance, the Company or such successor entity shall not be in default in the performance of the covenants and conditions of the Senior Indenture to be performed or observed by the Company.

EVENTS OF DEFAULT

     The "Events of Default" with respect to the Notes will consist of the events set forth in clauses (a) through (e) as described in the first paragraph under "Description of Debt Securities--Events of Default and Notice Thereof" in the Prospectus, except that the dollar amount in clause (d) thereof is increased to $50,000,000.

BOOK-ENTRY SYSTEM

     Upon issuance, the Notes will be represented by one or more global securities (the "Book-Entry Notes"). Each global security representing the Book-Entry Notes will be deposited with, or on behalf of, The Depository Trust Company, as Depositary (the "Depositary"), and registered in the name of a nominee of the Depositary. Book-Entry Notes will not be exchangeable at the option of the Holder for certificated Notes and, except under the circumstances described below, will not otherwise be issuable in definitive form.

     The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation," within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Upon issuance of the Book-Entry Notes, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Notes represented by such Book-Entry Notes to the accounts of institutions that have accounts with the Depositary or its nominee ("participants"). The accounts to be credited shall be designated by the Underwriters. Ownership of beneficial interests in the Book-Entry Notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Book-Entry Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to participants' interests) for such Book-Entry Notes or by participants or persons that hold through participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Book-Entry Notes.

     So long as the Depositary or its nominee, is the registered owner of the Book-Entry Notes, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Notes for all purposes under the Senior Indenture. Except as set forth below, owners of beneficial interests in such Book-Entry Notes will not be entitled to have the Notes represented by such Book-Entry Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Senior Indenture.

     Principal and interest payments on Book-Entry Notes registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or holder of the Book-Entry Notes. Neither the Company, the Trustee nor any paying agent for such Book-Entry Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in Book-Entry Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary, upon receipt of any payments of principal or interest in respect of the Book-Entry Notes, will credit immediately the accounts of the related participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Book-Entry Notes as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Book-Entry Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

     Unless and until it is exchanged, in whole or in part, for Notes in definitive form in accordance with the terms of the Notes, the Book-Entry Notes may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor. If the Depositary is at any time unwilling or unable to continue as depository or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor Depositary is not appointed by the Company within 90 days, the Company will issue Notes in definitive registered form in exchange for the Book-Entry Notes. In addition, the Company may at any time and in its sole discretion determine not to have any Notes represented by one or more Book-Entry Notes. Further, if an event of default, or an event which, with the giving of notice or lapse of time, or both, would constitute an event of default under the Senior Indenture occurs and is continuing with respect to the Notes, or if the Company so specifies with respect to the Notes, the Depositary may exchange the Book-Entry Notes for Notes in definitive registered form. In any such instance, an owner of a beneficial interest in a Book-Entry Note will be entitled to physical delivery in definitive form of Notes represented by such Book-Entry Note in principal amount equal to such beneficial interest and to have such Notes registered in its name.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Under terms satisfactory to the Senior Trustee, the Company may discharge certain obligations to holders of the Notes which have not already been delivered to the Senior Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Senior Trustee cash or U.S. Government Obligations (as defined in the Senior Indenture) as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on the Notes.

     The Company may also discharge any and all of its obligations to holders of the Notes at any time ("defeasance"), but may not thereby avoid its duty to register the transfer or exchange of the Notes, to replace any temporary, mutilated, destroyed, lost, or stolen Notes or to maintain an office or agency in respect of such series of the Notes. Defeasance may be effected only if, among other things: (i) the Company irrevocably deposits with the Trustee cash or U.S. Government Obligations as trust funds in an amount certified to be sufficient to pay at maturity the principal of and interest on all outstanding Notes; and (ii) the Company delivers to the Senior Trustee an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and that defeasance will not otherwise alter such holders' United States federal income tax treatment of principal and interest payments on the Notes (such opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the Senior Indenture, since such a result would not occur under current tax law).

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Notes will trade in the Depositary's same-day funds settlement system until maturity, and secondary market trading activity in the Notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

THE TRUSTEE

     Star Bank, National Association, is the Trustee under the Indenture. In the performance of its duties, the Trustee is entitled to indemnification for any act which would involve it in expense or liability and will not be liable as a result of any action taken in connection with the performance of its duties except for its own gross negligence or default. The Trustee is protected in acting upon any direction or document reasonably believed by it to be genuine and to be signed by the proper party or parties or upon the opinion or advice of counsel. The Trustee may resign upon written notice to the Company as provided in the Senior Indenture. The Trustee may acquire obligations of the Company for its own account. The Trustee performs certain banking and other services for the Company, and is a Lender under the Credit Agreement.

                                  UNDERWRITING

     The Company and the underwriters for the offering (the "Underwriters") named below have entered into an underwriting agreement and a pricing agreement with respect to the Notes. Subject to certain conditions, each Underwriter has severally agreed to purchase the number of Notes indicated in the following table.

                                                                 PRINCIPAL
                                                                   AMOUNT
                        UNDERWRITER                               OF NOTES
                        -----------                             ------------
Goldman, Sachs & Co.........................................    $150,000,000
Chase Securities Inc........................................      75,000,000
Salomon Smith Barney Inc....................................      75,000,000
                                                                ------------
          Total.............................................    $300,000,000
                                                                ============

     Notes sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this Prospectus Supplement. Any Notes sold by the Underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.50% of the principal amount of the Notes. Any such securities dealers may resell any Notes purchased from the Underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25% of the principal amount of the Notes. If all the Notes are not sold at the initial offering price, the Underwriters may change the offering price and the other selling terms.

     The Notes are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     In connection with the offerings, the Underwriters may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

     The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such Underwriter in stabilizing or short covering transactions.

     These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

     From time to time, certain of the Underwriters or their affiliates have provided various commercial or investment banking services and other services to the Company and its affiliates. In addition, Chase Securities Inc. and Salomon Smith Barney Inc. are affiliates of administrative agents and lenders under the Credit Agreement.

     Affiliates of the Underwriters will in aggregate receive more than 10% of the proceeds of this offering as a result of the repayment of borrowings under the Credit Agreement. Accordingly, this offering is being conducted in accordance with Rule 2710(c)(8) of the National Association of Securities Dealers, Inc.

     The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $200,000.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                             VALIDITY OF THE NOTES

     The validity of the Notes will be passed upon for the Company by Paul W. Heldman, Esq., Senior Vice President, Secretary and General Counsel of the Company, and for the Underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York. Mr. Heldman may rely as to matters of New York law upon the opinion of Fried, Frank, Harris, Shriver & Jacobson, and Fried, Frank, Harris, Shriver & Jacobson may rely as to matters of Ohio law upon the opinion of Mr. Heldman. As of November 30, 1998, Mr. Heldman owned approximately 28,958 shares of the Company's Common Stock and had options to acquire an additional 228,750 shares. Fried, Frank, Harris, Shriver & Jacobson from time to time performs legal services for the Company.

                                    EXPERTS

     The consolidated financial statements of Fred Meyer, Inc. as of January 31, 1998 and February 1, 1997 and for the fiscal years ended January 31, 1998, February 1, 1997 and February 3, 1996, incorporated by reference in this Prospectus to the Fred Meyer, Inc. Form 8-K/A, dated March 9, 1998, have been incorporated herein in reliance on the report of Deloitte & Touche LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                           FORWARD-LOOKING STATEMENTS

     The Prospectus and this Prospectus Supplement contain, or incorporate by reference, certain statements that may be deemed "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based on certain assumptions and assessments made by management of the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. The forward-looking statements included in the Prospectus and this Prospectus Supplement are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices, and other factors discussed in the Company's filings under the Securities Act and the Exchange Act. Prospective investors are cautioned that such forward-looking statements are not guarantees of future performance and that actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

PROSPECTUS

                                  $800,000,000

                                 THE KROGER CO.
                                   SECURITIES
                            ------------------------

     The Kroger Co., an Ohio corporation (the "Company"), may offer from time to time (i) its debt securities (the "Debt Securities"), which may be any of senior secured Debt Securities, senior unsecured Debt Securities, senior subordinated Debt Securities or subordinated Debt Securities, in each case consisting of bonds, debentures, notes and/or other evidences of indebtedness, (ii) shares of its common stock, $1 par value (the "Common Stock"), (iii) shares of its preferred stock, $100 par value (the "Preferred Stock"), in one or more series, which may be issued in the form of depositary shares (the "Depositary Shares"), evidenced by depositary receipts (the "Depositary Receipts"), and (iv) warrants to purchase Debt Securities, or shares of Common Stock or Preferred Stock (the "Warrants"), in each case, as will be designated by the Company at the time of the offering thereof. The Debt Securities, the Common Stock, the Preferred Stock, the Depositary Shares and the Warrants are collectively referred to in this Prospectus as the "Securities" and will have an aggregate initial offering price of up to $800,000,000, or the equivalent thereof in U.S. dollars if any Securities are denominated in a currency other than U.S. dollars or in currency units. The Securities may be offered separately or together (in any combination) and as separate series, in any case in amounts, at prices and on terms to be determined at the time of sale.

     The form in which the Securities are to be issued, their specific title or designation, authorized denominations, aggregate principal amount or aggregate initial offering price, maturity, if any, rate or rates (which may be fixed or variable) (or the manner of calculation thereof) and times of payment of interest or dividends, if any, redemption, repayment, conversion, exchange and sinking fund terms, if any, voting or other rights, if any, exercise price and detachability, if any, additional covenants, if any, and other specific terms will be set forth in a Prospectus Supplement (including any related terms sheet) relating to such Securities (the "Prospectus Supplement"), together with the terms of offering of such Securities. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities. The Prospectus Supplement will also contain information, as applicable, about certain material United States federal income tax considerations relating to the particular Securities offered thereby. The Prospectus Supplement will also contain information, where applicable, as to any listing on a national securities exchange of the Securities covered by such Prospectus Supplement.

     The Common Stock is traded on the New York Stock Exchange under the symbol "KR." On April 15, 1998, the last reported sale price of the Common Stock, as reported on the New York Stock Exchange Composite Tape, was $45.375 per share.

     The Securities may be offered directly to one or more purchasers, through agents designated from time to time by the Company or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
 OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                 The date of this Prospectus is April 29, 1998.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                            ------------------------

                             AVAILABLE INFORMATION

     The Kroger Co. (together with its consolidated subsidiaries and affiliates, the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission can be inspected and copied at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained by mail from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information also can be inspected at the offices of the New York Stock Exchange, Inc. ("NYSE"), 20 Broad Street, New York, New York 10005. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding registrants that file electronically.

     The Company has filed a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as a part thereof. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such references.

                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus:

          1. Annual Report on Form 10-K for the fiscal year ended December 27, 1997.

          2. Reports on Form 8-K dated January 22, 1998, February 25, 1998, and April 15, 1998.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities will be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of filing of such documents.

     Any statement contained in a document incorporated or deemed incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or such Registration Statement.

     The Company will provide without charge to each person, including a beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202, Attention: Paul W. Heldman, (513) 762-4000.

                                  THE COMPANY

     The Company was founded in 1883, incorporated in 1902, and maintains its principal executive offices in Cincinnati, Ohio. The Company is the nation's largest supermarket operator measured by total sales for 1997. At December 27,1997, the Company operated 1,392 supermarkets in 24 states and 697 convenience stores in 15 states. Additionally the Company had 119 franchised convenience stores in 4 states. The Company also operates food processing facilities which enable the Company's stores to offer quality, low-cost private label perishable and non-perishable products, and an efficient warehouse and distribution system which supplies products to its stores.

                                USE OF PROCEEDS

     The Company will apply the net proceeds from the sale of the Securities to repay amounts outstanding under its revolving credit facilities. From time to time, the Company expects to use borrowings under its revolving credit facilities to repurchase or redeem outstanding indebtedness of the Company, or for other general corporate purposes.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

     The following table presents the consolidated ratio of earnings to fixed charges for the Company. For purposes of determining the ratio of earnings to fixed charges, "earnings" includes earnings before tax expense, cumulative effect of change in accounting for income taxes and extraordinary loss, plus fixed charges (excluding capitalized interest) and "fixed charges" consists of interest (including capitalized interest) on all indebtedness, amortization of deferred financing costs and that portion of rental expense which the Company believes to be representative of interest.

                          FISCAL YEARS ENDED
----------------------------------------------------------------------
DECEMBER 27,  DECEMBER 28,   DECEMBER 30,   DECEMBER 31,   JANUARY 1,
    1997          1996           1995           1994          1994
 (52 WEEKS)    (52 WEEKS)     (52 WEEKS)     (52 WEEKS)    (52 WEEKS)
------------  ------------   ------------   ------------   -----------
    2.5           2.2            2.0            1.8            1.5

                         DESCRIPTION OF DEBT SECURITIES

     Offered Debt Securities (as defined below) will constitute either senior or subordinated debt of the Company and will be issued, in the case of Offered Debt Securities that will be senior debt ("Senior Debt Securities"), under an Indenture (the "Senior Indenture"), between the Company and a trustee to be selected by the Company (the "Senior Trustee"), and, in the case of Offered Debt Securities that will be subordinated debt ("Subordinated Debt Securities"), under an Indenture (the "Subordinated Indenture"), between the Company and a trustee to be selected by the Company (the "Subordinated Trustee"). The Senior Indenture and the Subordinated Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures", and the Senior Trustee and the Subordinated Trustee are hereinafter referred to as the "Trustee". The statements under this caption relating to the Debt Securities and the Indentures are summaries and do not purport to be complete. Such summaries make use of terms defined in the Indentures and are qualified in their entirety by express reference to the Indentures and the cited provisions thereof, the forms of which are filed as exhibits to the Registration Statement. For purposes of this description of the Debt Securities the term "Company" refers only to The Kroger Co. and does not include The Kroger Co.'s consolidated subsidiaries.

     The particular terms of each issue of Debt Securities (the "Offered Debt Securities"), as well as any modifications or additions to the following general terms which may be applicable in the case of such Offered Debt Securities, will be described in the Prospectus Supplement relating to such Offered Debt Securities. Accordingly, for a description of the terms of a particular issue of Offered Debt Securities, reference must be made both to the Prospectus Supplement relating thereto and the following description.

GENERAL

     The Debt Securities will represent general unsecured senior or subordinated obligations of the Company or, in the case of Offered Debt Securities that are secured Debt Securities, secured obligations of the Company. The Debt Securities may be issued in one or more series with the same or various maturities. Capitalized terms used herein shall have the meanings established in the Indenture unless otherwise defined herein.

     As of the date of this Prospectus, Debt Securities relating to this Prospectus may be issued from time to time up to an aggregate principal amount of $800,000,000 or the equivalent thereof. Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities: (i) the title, aggregate principal amount and authorized denominations of the Offered Debt Securities; (ii) the percentage of their principal amount at which such Offered Debt Securities will be issued; (iii) the date or dates on which the Offered Debt Securities will mature; (iv) the rate or rates (which may be fixed or variable) per annum, if any, at which the Offered Debt Securities will bear interest and the date from which such interest may accrue; (v) the times and places at which principal and any such interest will be payable; (vi) any redemption or sinking fund provisions; (vii) the currency of payment of principal of, premium, if any, and interest on the Offered Debt Securities;
(viii) any index or other basis used to determine the amount of payments of principal of and interest on the Offered Debt Securities; (ix) whether the Offered Debt Securities of any series will be represented by a single global note registered in the name of a depositary's nominee and, if so, the depositary for and the method of transferring beneficial interests in the global note; (x) whether the Offered Debt Securities will be issuable in registered form or bearer form or both and, if Offered Debt Securities in bearer form are issuable, restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Offered Debt Securities in bearer form; (xi) ranking as Subordinated Debt Securities, if applicable, and the terms of any such subordination; (xii) if the Offered Debt Securities are secured, the security therefor; and (xiii) any other terms relating to the Offered Debt Securities not inconsistent with the Indenture, including any terms which may be required by or advisable under United States laws or regulations or advisable in connection with the marketing of Offered Debt Securities.

     Offered Debt Securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the Offered Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the Indentures. Offered Debt Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

     The indentures under which certain of the Company's outstanding indebtedness was issued restrict the Company's ability to redeem, defease or otherwise acquire the Debt Securities.

     Debt Securities may be issued under the Indentures as Original Issue Discount Securities to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT AND NOTICE THEREOF

     The Indentures will define "Events of Default" with respect to any series of Debt Securities as being any one of the following events and such other events as may be established for a particular series of Debt Securities: (a) failure to pay interest on Debt Securities of such series for 30 days after it becomes due; (b) failure to pay principal (or premium or sinking fund payment, if any) on Debt Securities of such series when due at maturity, upon redemption, by declaration or otherwise; (c) failure to perform any other covenants for 60 days after notice (other than a covenant included in the Indentures solely for the benefit of Debt Securities of any series other than such Debt Securities);
(d) a default under any indebtedness for borrowed money in excess of $30,000,000 constituting a failure to pay when due or resulting in such indebtedness becoming due prior to maturity; (e) certain events of bankruptcy, insolvency or reorganization; and (f) any other Event of Default provided with respect to Debt Securities of such series. (Section 501.) No Event of Default (except an Event of Default described in (c), (d) or (e) above) with respect to a particular series of Debt Securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of Debt Securities issued thereunder.

     Each Indenture will provide that the Trustee shall, within 90 days after the occurrence of a default with respect to any series of Debt Securities or all Debt Securities, give to the holders of such series of Debt Securities or all Debt Securities, as the case may be, notice of all uncured defaults known to it (the term "default" to include the events specified above without grace periods); provided, that except in the case of default in the payment of principal (or premium or sinking fund payment, if any) or interest on any series of the Debt Securities, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the Debt Securities of such series. (Section 602.)

     The Company will be required to furnish to the Trustee annually after the first issue of the Debt Securities under the Indenture a statement of certain officers of the Company to the effect that to the best of their knowledge the Company is not in default in the performance and observance of the terms of the Indenture or, if they have knowledge that the Company is in default, specifying such default. (Section 1004.)

     If an Event of Default described in clause (a) or (b) above with respect to Debt Securities of any series at the time Outstanding or an Event of Default specified pursuant to clause (f) with respect to Debt Securities of a particular series occurs and is continuing, then in every such case, unless the principal of all such Debt Securities shall have become due and payable, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of that series may in writing to the Company declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities (as defined in the Indenture), such portion of the principal amount as may be specified in the terms of that series) of all of the Debt Securities of that series, to be due and payable five business days after the receipt by the Company and the Administrative Agents of such written notice. If an Event of Default described in clause (c), (d) or (e) above occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of all the Debt Securities then Outstanding may in writing to the Company declare the principal amount (or, if any such Debt Securities are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all of the Debt Securities to be due and payable five business days after the receipt by the Company of such written notice; provided, that each of the two preceding provisions shall not restrict the availability of other rights or remedies that the Trustee or the Holders may have. However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Outstanding Securities, as the case may be) has been made, but before the maturity thereof, the Holders of a majority in principal amount of Outstanding Securities of such series (or of all Outstanding Securities, as the case may be) may, subject to certain conditions, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof) with respect to Debt Securities of such series (or of all Outstanding Securities, as the case may be) have been cured or waived as provided in the Indenture. (Section 502.)

     Each Indenture also provides that the Holders of not less than a majority in principal amount of the Debt Securities of a series (or of all Outstanding Securities, as the case may be) may, subject to certain limitations, waive certain defaults. Subject to certain limitations, the Holders of not less than a majority of the principal amount of the Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Sections 512 and 513.) Each Indenture will provide that in case an Event of Default shall occur (which shall not have been cured or waived), the Trustee will be required to exercise such of its rights and powers under the Indenture and to use the degree of care and skill in their exercise that a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. (Section 601.) Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of the Debt Securities unless they shall have offered to the Trustee reasonable security or indemnity. (Section 603.)

     Reference is made to the Prospectus Supplement relating to any series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

MODIFICATION OF THE INDENTURE

     Each Indenture will provide that with certain exceptions, the Indenture, the rights and obligations of the Company and the rights of the Holders of the Debt Securities may be modified by the Company and the Trustee with the consent of the Holders of not less than 50% in aggregate principal amount of all series of Debt Securities directly affected by such modification; but no such modification may be made, without the consent of each Holder of such Debt Securities affected thereby, which would (i) change the stated maturity of any Debt Security, or any installment of interest, if any, on any such Debt Security, or reduce the principal amount thereof, or reduce any premium payable upon the redemption thereof, or reduce the rate of interest thereon, or reduce the principal amount payable on acceleration with respect to an Original Issue Discount Security, or change the place or currency of payment of principal or any premium or interest on any such Debt Security; (ii) reduce the above-stated percentage of Debt Securities, the consent of the Holders of which is required to modify or alter the Indenture; (iii) impair the right to institute suit for the enforcement of any payment of the principal of, and premium, if any, and interest on any such Debt Security; (iv) modify the foregoing requirements except to increase the percentage of outstanding Debt Securities or to provide that certain other provisions cannot be modified or waived without the consent of the Holders of all outstanding Debt Securities; or (v) modify the provisions of the Subordinated Indenture with respect to the subordination of the Subordinated Debt Securities in a manner adverse to the Holders of such Debt Securities. (Section 902.) The Company may set a record date for any Act of the Holders with respect to consenting to any amendment (Section 104.)

THE TRUSTEES

     Each Indenture contains limitations on the right of the Trustee, as a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. In addition, the Trustee may be deemed to have a conflicting interest and may be required to resign as Trustee if at the time of a default under the Indenture it is a creditor of the Company.

     As of the date hereof, the Company has not selected a Trustee for either the Senior Indenture or the Subordinated Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Prospectus Supplement will contain provisions regarding the ability of the Company to consolidate or merge with or into, or convey, transfer or lease its properties or assets to any Person.

CERTAIN DEFINITIONS

     "Indebtedness" means (without duplication), with respect to any Person, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) every obligation of such Person issued or assumed as the deferred purchase price of property, every conditional sale obligation and every obligation under any title retention agreement, in each case if on terms permitting any portion of the purchase price to be paid beyond one year from the date of purchase (but excluding trade accounts payable arising in the ordinary course of business which are not overdue by more than 90 days or which are being contested in good faith), (iv) every obligation of such Person issued or contracted for as payment in consideration of the purchase by such Person or an Affiliate of such Person of the stock or substantially all of the assets of another Person or a merger or consolidation to which such Person or an Affiliate of such Person was a party,
(v) every obligation of the type referred to in clauses (i) through (iv) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, and (vi) every obligation of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured. "Indebtedness," however, does not include any obligation of any Person under any interest rate swap, cap, collar or similar arrangement.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     If Subordinated Debt Securities are issued, a Prospectus Supplement relating thereto will describe the terms whereby such Subordinated Debt Securities will be made subordinate and subject in right of payment to the prior payment in full of senior indebtedness of the Company, and such description will include a definition of what constitutes "senior indebtedness" of the Company.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 350,000,000 shares of Common Stock, par value $1 per share, and 5,000,000 shares of cumulative preferred stock, par value $100 per share. As of March 17, 1998, 255,664,563 shares of Common Stock were issued and outstanding. No shares of preferred stock are outstanding.

COMMON STOCK

     All of the outstanding shares of Common Stock are, and the shares of Common Stock issuable hereunder will be when issued, fully paid and nonassessable. Subject to the rights of the holders of any shares of preferred stock that may be issued in the future, the holders of Common Stock (i) are entitled to such dividends as the Board of Directors in its discretion may validly declare, (ii) in the event of liquidation, will share ratably in the net assets of the Company, and (iii) are entitled to cast one vote per share except that they are entitled to cumulative votes for the election of directors. The Common Stock has no conversion rights, nor are there any preemptive, subscription, redemption or call provisions applicable to the Common Stock.

TRANSFER AGENT

     The Bank of New York is the transfer agent and registrar for the Company's Common Stock.

PREFERRED STOCK

  General

     The Company may issue, from time to time, shares of one or more series of Preferred Stock.

     The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The particular terms of any series of Preferred Stock offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the series of Preferred Stock so offered will be described in a Prospectus Supplement relating to such Preferred Stock. The following summary of certain provisions of the Preferred Stock does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the provisions of the Company's Amended Articles of Incorporation, as amended (the "Articles of Incorporation"), and each Certificate of Designation relating to a specific series of the Preferred Stock (each, a "Certificate of Designation"), which will be in the form filed as an exhibit to, or incorporated by reference in, the Registration Statement at or prior to the time of issuance of such series of Preferred Stock.

     Pursuant to the Articles of Incorporation, the Company has the authority to issue 5,000,000 shares of voting cumulative Preferred Stock. As of the date of this Prospectus, 2,000,000 shares were available for issuance. Of these amounts, 50,000 shares have been designated Series A Preferred Shares, for issuance pursuant to Preferred Stock Purchase Rights issued under the Company's warrant dividend plan. The Board of Directors of the Company is authorized to issue shares of Preferred Stock, in one or more series, and to fix for each such series relative, participating, optional or other special rights and such qualifications, limitations or restrictions, as are permitted by the Ohio Revised Code.

     The Board of Directors of the Company is authorized to determine for each series of Preferred Stock, and the Prospectus Supplement will set forth with respect to such series, the following: (i) the designation and number of shares of such series, (ii) the dividend rate of such series, (iii) the dates of payment of dividends on shares of such series and the dates from which they are cumulative, (iv) the redemption rights of the Company with respect to shares of such series and the price or prices at which shares of such series may be redeemed, (v) the amount or amounts payable to holders of shares of such series on any voluntary or involuntary liquidation, dissolution or winding up of the Company, which may be different for voluntary and involuntary liquidation, dissolution, or winding up, (vi) the amount of the sinking fund, if any, to be applied to the purchase or redemption of shares of such series and the manner of its application, (vii) whether or not the shares of such series will be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of stock of the Company, and if made so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments, it any, at which such conversion or exchange may be made, and (viii) whether or not the issue of any additional shares of such series or any future series in addition to such series or any other class of stock will be subject to any restrictions and, if so, the nature of such restrictions.

  Dividends

     Holders of shares of Preferred Stock will be entitled to receive, when and as declared by the Board of Directors of the Company out of funds of the Company legally available therefor, cash dividends payable on such dates and at such rates, if any, per share as set forth in the applicable Prospectus Supplement.

     Unless otherwise set forth in the applicable Prospectus Supplement, each series of Preferred Stock will rank equally to any other series of Preferred Stock. If at any time the Company has failed to pay accrued dividends on any senior series at the time dividends are payable on a junior series, the Company may not pay any dividend on such junior series of Preferred Stock or redeem or otherwise repurchase shares of such junior series of Preferred Stock until such accumulated but unpaid dividends on the senior series have been paid or set aside for payment in full by the Company. As of the date of this Prospectus, the Company's Articles of Incorporation provide that all shares of Preferred Stock will rank equally.

     Unless otherwise set forth in the applicable Prospectus Supplement, no dividends (other than in Common Stock or other capital stock ranking junior to the Preferred Stock of any series as to dividends and upon liquidation) will be declared or paid or set aside for payment, nor will any other distribution be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends, nor will any Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends) unless, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for all past dividend periods and the then current dividend period; provided, however, that any monies theretofore deposited in any sinking fund with respect to any Preferred Stock of the Company in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of the Preferred Stock outstanding on the last dividend payment date have been paid or declared and set apart for payment; and provided, further, that any such junior or parity Preferred Stock of the Company or Common Stock of the Company may be converted into or exchanged for stock of the Company ranking junior to the series of Preferred Stock then senior to such junior or parity Preferred Stock as to dividends.

     The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period will be computed on the basis of a 360-day year of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

  Convertibility

     No series of Preferred Stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable Prospectus Supplement.

  Redemption and Sinking Fund

     No series of Preferred Stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable Prospectus Supplement.

  Liquidation Rights

     Unless otherwise set forth in the applicable Prospectus Supplement, in the event of any liquidation, dissolution or winding-up of the Company, the holders of shares of each series of Preferred Stock are entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of: (i) any other shares of Preferred Stock of the Company ranking junior to such series of Preferred Stock as to rights upon liquidation, dissolution or winding-up; or (ii) shares of Common Stock, liquidating distributions per share in the amount of the liquidation preference specified in the applicable Prospectus Supplement for such series of Preferred Stock plus any dividends accrued and accumulated but unpaid to the date of final distribution, but, in either case, the holders of each series of Preferred Stock will not be entitled to receive the liquidating distribution of, plus such dividends on, such shares until the liquidation preference of any shares of the Company's capital stock ranking senior to such series of the Preferred Stock as to the rights upon liquidation, dissolution or winding-up have been paid (or a sum set aside therefor sufficient to provide for payment) in full. If upon any liquidation, dissolution or winding-up of the Company, funds available for such purpose are insufficient to pay in full the amounts payable with respect to any series of the Preferred Stock, and any other Preferred Stock ranking as to any such distribution on a parity with such series of the Preferred Stock, the holders of such series of the Preferred Stock of the Company and such other parity Preferred Stock will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. Unless otherwise specified in a Prospectus Supplement for a series of Preferred Stock, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another corporation nor a sale of securities will be considered a liquidation, dissolution or winding-up of the Company.

  Voting Rights

     Holders of Preferred Stock will be entitled to one vote per share held, unless otherwise set forth in the applicable Prospectus Supplement, or as otherwise from time to time required by law.

  Miscellaneous

     The holders of Preferred Stock will have no preemptive rights. The Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. There are no restrictions on repurchase or redemption of the Preferred Stock on account of any arrearage on sinking fund installments except as may be set forth in an applicable Prospectus Supplement. Payment of dividends on any series of Preferred Stock may be restricted by loan agreements, indentures or other agreements entered into by the Company. The accompanying Prospectus Supplement will describe any material contractual restrictions on dividend payments. Such Prospectus Supplement also will describe any material United States federal income tax considerations applicable to the Preferred Stock.

  No Other Rights

     The shares of a series of Preferred Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable Prospectus Supplement, the Articles of Incorporation or the applicable Certificate of Designation, or as otherwise required by law.

  Transfer Agent and Registrar

     The transfer agent and registrar for each series of Preferred Stock will be designated in the applicable Prospectus Supplement.

PREFERRED STOCK PURCHASE RIGHTS

     On February 28,1986, the Company adopted a warrant dividend plan providing for stock purchase rights to owners of the Company's common stock. The Plan was amended and restated as of April 4, 1997. Each right, when exercisable, entitles the holder to purchase from the Company one ten-thousandth of a share of Series A Preferred Shares, par value $100 per share, at $87.50 per one ten-thousandth of a share. The rights will become exercisable, and separately tradeable, ten days after a person or group acquires 10% or more of the Company's common stock or ten business days following a tender offer or exchange offer resulting in a person or group having beneficial ownership of 10% or more of the Company's common stock. In the event the rights become exercisable and thereafter the Company is acquired in a merger or other business combination, each right will entitle the holder to purchase common stock of the surviving corporation, for the exercise price, having a market value of twice the exercise price of the right. Under certain other circumstances, including certain acquisitions of the Company in a merger or other business combination transaction, or if 50% or more of the Company's assets or earning power are sold under certain circumstances, each right will entitle the holder to receive upon payment of the exercise price, shares of common stock of the acquiring company with a market value of two times the exercise price. At the Company's option, the rights, prior to becoming exercisable, are redeemable in their entirety at a price of $.01 per right. The rights are subject to adjustment and expire March 19, 2006. This summary description of the Plan is qualified in its entirety by the terms of the plan more particularly set forth in the Company's Form 8-A/A dated April 4, 1997.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     The Company may, at its option, elect to offer fractional shares of the Preferred Stock of a series rather than full shares of the Preferred Stock of such series. In the event such option is exercised, the Company will issue Depositary Receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock as described below.

     The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") among the Company, a depositary to be named in the applicable Prospectus Supplement (the "Preferred Stock Depositary") and the holders from time to time of Depositary Receipts issued thereunder. Subject to the terms of the Deposit Agreement, each holder of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption, subscription and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement to those persons purchasing Depositary Shares.

     The following description of the terms of the Depositary Shares sets forth certain general terms and provisions of the Depositary Shares to which any Prospectus Supplement may relate. The particular terms of the Depositary Shares offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Depositary Shares so offered will be described in a Prospectus Supplement relating to such Depositary Shares. The forms of Deposit Agreement and Depositary Receipt will be filed with the Commission as exhibits to a document incorporated by reference in the Registration Statement prior to the date of any Prospectus Supplement relating to an offering of the Depositary Shares.

     Immediately following the issuance of fractional shares of a series of Preferred Stock by the Company, the Company will deposit such shares with the Preferred Stock Depositary, which will then issue and deliver the Depositary Receipts to the purchasers thereof. Depositary Receipts will only be issued evidencing whole Depositary Shares. A Depositary Receipt may evidence any number of whole Depositary Shares.

     Pending the preparation of definitive engraved Depositary Receipts, the Preferred Stock Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and such temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

     The following summary of certain provisions which will be included in the Deposit Agreement with respect to the Depositary Shares does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all the provisions of the Deposit Agreement, including the definitions therein of certain terms.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock represented by the Depositary Shares to the record holders of the Depositary Shares in proportion to the number of such Depositary Shares owned by such holders.

     In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto in proportion to the number of Depositary Shares owned by such holders, unless the Preferred Stock Depositary determines that such distribution cannot be made proportionately among such holders or that it is not feasible to make such distributions, in which case the Preferred Stock Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or other property thus received, or any part thereof, at such place or places and upon such terms as it may deem proper.

     The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by the Company or the Preferred Stock Depositary on account of taxes or other governmental charges.

REDEMPTION OF DEPOSITARY SHARES

     If a series of the Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from any redemption, in whole or in part, of such series of the Preferred Stock held by the Preferred Stock Depositary. The redemption price per Depositary Share will be the fraction of the redemption price per share payable with respect to such series of the Preferred Stock equal to the fraction of a share of such Preferred Stock represented by a Depositary Share. If the Company redeems shares of a series of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or substantially equivalent method determined by the Preferred Stock Depositary.

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the monies payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption, upon surrender to the Preferred Stock Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of any series of the Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such series of Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the related series of Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the number of shares of the series of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote or cause to be voted the number of shares of the Preferred Stock represented by such Depositary Shares in accordance with such instructions, provided the Preferred Stock Depositary receives such instructions sufficiently in advance of such meeting to enable it to so vote or cause to be voted the shares of Preferred Stock, and the Company will agree to take all reasonable action that may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting shares of the Preferred

Stock represented by Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Preferred Stock.

WITHDRAWAL OF STOCK

     Upon a holder's surrender of Depositary Receipts at the corporate trust office of the Preferred Stock Depositary and upon such holder's payment of the taxes, charges and fees provided for in the Deposit Agreement and subject to the terms thereof, the holder of the Depositary Shares evidenced thereby will be entitled to delivery at such office, to or upon his or her order, of the number of whole shares of the related series of Preferred Stock and any money or other property, if any, represented by such Depositary Shares.

     Holders of Depositary Shares will be entitled to receive whole shares of the related series of Preferred Stock, but holders of such whole shares of Preferred Stock will not thereafter be entitled to deposit such shares of Preferred Stock with the Preferred Stock Depositary or to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holders evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of the related series of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder or upon such holder's order at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of a majority of the Depositary Shares then outstanding. Every holder of a Depositary Receipt at the time such amendment becomes effective will be deemed, by continuing to hold such Depositary Receipt, to be bound by the Deposit Agreement as so amended. Notwithstanding the foregoing, in no event may any amendment impair the right of any holder of any Depositary Shares, upon surrender of the Depositary Receipts evidencing such Depositary Shares and subject to any conditions specified in the Deposit Agreement, to receive shares of the related series of Preferred Stock and any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law. The Deposit Agreement may be terminated by the Company at any time upon not less than 60 days' prior written notice to the Preferred Stock Depositary, in which case, on a date that is not later than 30 days after the date of such notice, the Preferred Stock Depositary will deliver or make available for delivery to holders of Depositary Shares, upon surrender of the Depositary Receipts evidencing such Depositary Shares, such number of whole or fractional shares of the related series of Preferred Stock as are represented by such Depositary Shares. The Deposit Agreement will automatically terminate after all outstanding Depositary Shares have been redeemed or there has been a final distribution in respect of the related series of Preferred Stock in connection with any liquidation, dissolution or winding-up of the Company and such distribution has been distributed to the holders of Depositary Shares.

CHARGES OF DEPOSITARY

     The Company will pay all transfer and other taxes and the governmental charges arising solely from the existence of the depositary arrangements. The Company will pay the charges of the Preferred Stock Depositary, including charges in connection with the initial deposit of any series of Preferred Stock represented by Depositary Shares and the initial issuance of the Depositary Shares and all withdrawals of shares of the related series of Preferred Stock, except that holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Preferred Stock Depositary may resign at any time by delivering to the Company written notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary, which successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The Preferred Stock Depositary will forward to the holders of Depositary Shares all reports and communications from the Company that are delivered to the Preferred Stock Depositary and which the Company is required to furnish to the holders of the Preferred Stock.

     The Preferred Stock Depositary's corporate trust office will be identified in the applicable Prospectus Supplement. Unless otherwise set forth in the applicable Prospectus Supplement, the Preferred Stock Depositary will act as transfer agent and registrar for Depositary Receipts and if shares of a series of Preferred Stock are redeemable, the Preferred Stock Depositary will act as redemption agent for the corresponding Depositary Receipts.

                            DESCRIPTION OF WARRANTS

GENERAL

     The Company may issue, together with other Securities or separately, warrants for the purchase of (i) Debt Securities (the "Debt Warrants"), (ii) Common Stock (the "Common Stock Warrants") or (iii) Preferred Stock (the "Preferred Stock Warrants" and, collectively with the Debt Warrants and the Common Stock Warrants, the "Warrants").

     The Warrants will be issued under Warrant Agreements (as defined below) to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all to be set forth in the applicable Prospectus Supplement relating to Warrants for which this Prospectus is being delivered. Copies of the form of agreement for each Warrant (each, a "Debt Securities Warrant Agreement," a "Common Stock Warrant Agreement" or a "Preferred Stock Warrant Agreement," as the case may be, or collectively, the "Warrant Agreements"), including the forms of certificates representing the Warrants (the "Debt Warrant Certificate(s)," the "Common Stock Warrant Certificate(s)" or the "Preferred Stock Warrant Certificate(s)," as the case may be, or collectively, the "Warrant Certificates"), reflecting the provisions to be included in such agreements that will be entered into with respect to the particular offerings of each type of Warrant will be, in each case, filed with the Commission as an exhibit to a document incorporated by reference in the Registration Statement prior to the date of any Prospectus Supplement relating to an offering of such Warrant.

     The following description of the terms of the Warrants sets forth certain general terms and provisions of the Warrants to which any Prospectus Supplement may relate. The particular terms of the Warrants offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Warrants so offered will be described in a Prospectus Supplement relating to such Warrants. The following summary of certain provisions of the Warrants, the Warrant Agreements and the Warrant Certificates does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all of the provisions of the Warrant Agreements and Warrant Certificates, including the definitions therein of certain terms.

DEBT WARRANTS

  General

     Reference is made to the applicable Prospectus Supplement for the terms of Debt Warrants for which this Prospectus is being delivered, the Debt Securities Warrant Agreement relating to such Debt Warrants and the Debt Warrant Certificate(s) representing such Debt Warrants, including the following: (i) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants and the procedures and conditions relating to the exercise of such Debt Warrants; (ii) the designation and terms of any related Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security;
(iii) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (iv) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (v) the date on which the right to exercise such Debt Warrants will commence and the date on which such right will expire; (vi) a discussion of the material United States federal income tax considerations applicable to the exercise of Debt Warrants; (vii) whether the Debt Warrants represented by the Debt Warrant Certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered; (viii) call provisions of such Debt Warrants, if any; and (ix) any other terms of the Debt Warrants.

     Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of (and premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise.

  Exercise of Debt Warrants

     Each Debt Warrant will entitle the holder to purchase for cash such principal amount of Debt Securities at such exercise price as will in each case be set forth in, or be determinable as set forth in the applicable Prospectus Supplement relating to the Debt Warrants offered thereby. Debt Warrants may be exercised at any time up to the date and time on such date set forth in the applicable Prospectus Supplement. Thereafter, unexercised Debt Warrants will become void.

     Debt Warrants may be exercised as set forth in the applicable Prospectus Supplement relating to the Debt Warrants. Upon receipt of payment and the Debt Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, forward the Debt Securities purchasable upon such exercise. If less than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants.

COMMON STOCK WARRANTS

  General

     Reference is made to the applicable Prospectus Supplement for the terms of Common Stock Warrants in respect of which this Prospectus is being delivered, the Common Stock Warrant Agreement relating to such Common Stock Warrants and the Common Stock Warrant Certificates representing such Common Stock Warrants, including the following: (i) the procedures and conditions relating to the exercise of such Common Stock Warrants; (ii) the number of shares of Common Stock, if any, issued with such Common Stock Warrants; (iii) the date, if any, on and after which such Common Stock Warrants and any related shares of Common Stock will be separately transferable; (iv) the offering price of such Common Stock Warrants, if any; (v) the number of shares of Common Stock purchasable upon exercise of such Common Stock Warrants and the price or prices at which such shares may be purchased upon exercise; (vi) the date on which the right to exercise such Common Stock Warrants will commence and the date on which such right will expire; (vii) a discussion of the material United States federal income tax considerations applicable to the exercise of Common Stock Warrants;
(viii) call provisions of such Common Stock Warrants, if any; and (ix) any other terms of the Common Stock Warrants.

     Common Stock Warrant Certificates will be exchangeable for new Common Stock Warrant Certificates of different denominations and Common Stock Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of their Common Stock Warrants, holders of Common Stock Warrants will not have any of the rights of holders of Common Stock purchasable upon such exercise, including, without limitation, the right to any dividend payments on the Common Stock purchasable upon such exercise.

  Exercise of Common Stock Warrants

     Each Common Stock Warrant will entitle the holder to purchase for cash such number of shares of Common Stock at such exercise price as will in each case be set forth in, or be determinable as set forth in, the applicable Prospectus Supplement relating to the Common Stock Warrants offered thereby. Common Stock Warrants may be exercised at any time up to the date and time on such date set forth in the applicable Prospectus Supplement. Thereafter, unexercised Common Stock Warrants will become void.

     Common Stock Warrants may be exercised as set forth in the applicable Prospectus Supplement relating to the Common Stock Warrants. Upon receipt of payment and the Common Stock Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, forward a certificate representing the number of shares of Common Stock purchasable upon such exercise. If less than all of the Common Stock Warrants represented by such Common Stock Warrant Certificate are exercised, a new Common Stock Warrant Certificate will be issued for the remaining amount of Common Stock Warrants.

PREFERRED STOCK WARRANTS

  General

     Reference is made to the applicable Prospectus Supplement for the terms of Preferred Stock Warrants for which this Prospectus is being delivered, the Preferred Stock Warrant Agreement relating to such Preferred Stock Warrants and the Preferred Stock Warrant Certificates representing such Preferred Stock Warrants, including the following: (i) the designation and terms of the shares of Preferred Stock purchasable upon exercise of such Preferred Stock Warrants and the procedures and conditions relating to the exercise of such Preferred Stock Warrants; (ii) the designation and terms of any related shares of Preferred Stock with respect to which such Preferred Stock Warrants are issued and the number of shares of such Preferred Stock, if any, issued with Preferred Stock Warrants; (iii) the date, if any, on and after which such Preferred Stock Warrants and any related shares of Preferred Stock will be separately transferable; (iv) the offering price of such Preferred Stock Warrants, if any;
(v) the number of shares of Preferred Stock purchasable upon exercise of such Preferred Stock Warrants and the initial price or prices at which such shares may be purchased upon exercise; (vi) the date on which the right to exercise such Preferred Stock Warrants will commence and the date on which such right will expire; (vii) a discussion of the material United States federal income tax considerations applicable to the exercise of Preferred Stock Warrants; (viii) call provisions of such Preferred Stock Warrants, if any; and (ix) any other terms of the Preferred Stock Warrants.

     Preferred Stock Warrant Certificates will be exchangeable for new Preferred Stock Warrant Certificates of different denominations and Preferred Stock Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of their Preferred Stock Warrants, holders of Preferred Stock Warrants will not have any of the rights of holders of Preferred Stock purchasable upon such exercise, including, without limitation, any right to any dividend payments on the Preferred Stock purchasable upon such exercise.

  Exercise of Preferred Stock Warrants

     Each Preferred Stock Warrant will entitle the holder to purchase for cash such number of shares of Preferred Stock at such exercise price as will in each case be set forth in, or be determinable as set forth in, the applicable Prospectus Supplement relating to the Preferred Stock Warrants offered thereby. Preferred Stock Warrants may be exercised at any time up to the date and time on such date set forth in the applicable Prospectus Supplement. Thereafter, unexercised Preferred Stock Warrants will become void.

     Preferred Stock Warrants may be exercised as set forth in the applicable Prospectus Supplement relating to the Preferred Stock Warrants. Upon receipt of payment and the Preferred Stock Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, forward a certificate representing the number of shares of Preferred Stock purchasable upon such exercise. If less than all of the Preferred Stock Warrants represented by such Preferred Stock Warrant Certificate are exercised, a new Preferred Stock Warrant Certificate will be issued for the remaining amount of Preferred Stock Warrants.

                              PLAN OF DISTRIBUTION

     The Company may offer and sell the Securities directly to purchasers or to or through underwriters, dealers or agents. Any such underwriter, dealer or agent involved in the offer and sale of the Securities for which this Prospectus is delivered will be named in the applicable Prospectus Supplement. The applicable Prospectus Supplement for the Securities issued thereunder will also set forth the terms of the offering of such Securities, including the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The applicable Prospectus Supplement will describe the method of distribution of the Securities.

     If underwriters are used in an offering of Securities, the name of each managing underwriter, if any, and any other underwriters and terms of the transaction, including any underwriting discounts and other items constituting compensation of the underwriters and dealers, if any, will be set forth in the applicable Prospectus Supplement relating to such offering and the Securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Underwriters, dealers and agents may be entitled, under agreements which may be entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Company of certain expenses.

     If a dealer is used in an offering of Securities, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the applicable Prospectus Supplement relating thereto.

     If an agent is used in an offering of Securities, the agent will be named, and the terms of the agency will be set forth, in the applicable Prospectus Supplement relating thereto. Unless otherwise indicated in such applicable Prospectus Supplement, an agent will act on a best efforts basis for the period of its appointment.

     Dealers and agents named in an applicable Prospectus Supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the Securities described therein and, under agreements which may be entered into with the Company, may be entitled to indemnification by the Company against certain civil liabilities under the Securities Act. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for, the Company in the ordinary course of business.

     Offers to purchase Securities may be solicited, and sales thereof may be made, by the Company directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof. The terms of any such offer will be set forth in the applicable Prospectus Supplement relating thereto.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other agents of the Company to solicit offers by certain institutional investors to purchase Securities from the Company pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such purchasers must be approved by the Company. The obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the Securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which such purchaser is subject and (ii) if the Securities are also being sold to underwriters, the Securities must not be subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

     In addition, the Securities may be offered and sold by the holders thereof in one or more of the transactions described above, which transactions may be effected at any time and from time to time. Upon any such sale of Securities, the respective holders thereof and any broker, dealer or underwriter participating therewith may be deemed to be underwriters within the meaning of
Section 2(11) of the Securities Act, and any commissions, discounts or concessions upon such sale, or any profit on the resale of such shares, received thereby in connection with such sale may be deemed to be underwriting commissions or discounts under the Securities Act. The compensation, including commissions, discounts, concessions and other profits, received by any broker, dealer or underwriter in connection with the sale of any of such Securities may be less than or in excess of customary commissions.

     The anticipated date of delivery of Securities will be set forth in the applicable Prospectus Supplement relating to each offering.

     The Securities may or may not be listed on a national securities exchange or a foreign securities exchange. No assurances can be given that there will be a market for any of the securities.

                             VALIDITY OF SECURITIES

     The validity of the Securities will be passed upon for the Company by Paul
W. Heldman, Esq., Senior Vice President, Secretary and General Counsel of the Company. As of March 31, 1998, Mr. Heldman owned approximately 28,958 shares of the Company's Common Stock and had options to acquire an additional 208,750 shares.

                                    EXPERTS

     The consolidated financial statements of The Kroger Co. as of December 27, 1997 and December 28, 1996 and for the fiscal years ended December 27, 1997, December 28, 1996, and December 30, 1995, which appear in the Company's Annual Report on Form 10-K for the fiscal year ended December 27, 1997, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P. independent accountants, given on the authority of that firm as experts in accounting and auditing.

     Documents incorporated herein by reference in the future will include financial statements, related schedules (if required) and auditors' reports which financial statements and schedules will have been audited to the extent and for the periods set forth in such reports by the firm or firms rendering such reports and, to the extent so audited and consent to incorporation by reference is given, will be incorporated herein by reference upon such reports given upon the authority of such firms as experts in accounting and auditing.

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  NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION
OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE NOTES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                       PAGE
                                       ----
The Company..........................   S-2
Recent Developments..................   S-2
Use of Proceeds......................   S-3
Risk Factors.........................   S-4
Description of the Notes.............   S-7
Underwriting.........................  S-14
Validity of the Notes................  S-15
Experts..............................  S-15
Forward-Looking Statements...........  S-15

                PROSPECTUS

Available Information................     2
Incorporation of Certain Documents by
  Reference..........................     2
The Company..........................     3
Use of Proceeds......................     3
Consolidated Ratio of Earnings to
  Fixed Charges......................     3
Description of Debt Securities.......     3
Description of Capital Stock.........     7
Description of Depositary Shares.....    11
Description of Warrants..............    14
Plan of Distribution.................    17
Validity of Securities...............    18
Experts..............................    19

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                                  $300,000,000

                                 THE KROGER CO.
                          6.80% SENIOR NOTES DUE 2018

                          ---------------------------

                                 [KROGER LOGO]

                          ---------------------------

                              GOLDMAN, SACHS & CO.

                             CHASE SECURITIES INC.

                              SALOMON SMITH BARNEY

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